Report of Independent Auditors
To the Shareholders and
Board of Directors of
Dreyfus Growth and Value Funds, Inc.

In planning and performing our audit of the financial statements of Dreyfus Growth and Value Funds, Inc. (seven of the portfolios comprising Dreyfus Aggressive Growth Fund, Dreyfus Aggressive Value Fund, Dreyfus Emerging Leaders Fund, Dreyfus International Value Fund, Dreyfus MidCap Value Fund, Dreyfus Premier Future Leaders and Dreyfus Technology Growth
Fund) for the year ended August 31, 2000, we considered its internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of Dreyfus Growth and Value Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because    of   inherent   limitations   in   internal   control,
misstatements  due  to  errors or fraud  may  occur  and  not  be detected.
Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned
functions.   However, we  noted  no  matters  involving internal  control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above at August 31, 2000.

This report is intended solely for the information and use of the Board of Directors and management of Dreyfus Growth and Value Funds, Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                              ERNST & YOUNG LLP
October 2, 2000